Exhibit 10.55

MOTOR CARRIER SERVICES AGREEMENT

THIS MOTOR CARRIER SERVICES AGREEMENT (the “Agreement”) dated and effective May 2147, 2023 (the “Effective Date”), is made by and between Bonanza Creek Energy Operating Company, LLC, Extraction Oil and Gas, Inc., Northwest Corridor Holdings, LLC, Axis Exploration, LLC, 7N, LLC, 8 North, LLC, Crestone Peak Resources Operating LLC, Civitas North, LLC, and HighPoint Operating Corporation (each, a “Company”) and Endeavor Crude LLC, a Texas limited liability company (“Motor Carrier”). Company and Motor Carrier may hereinafter sometimes be referred to separately as a “Party” or collectively as the “Parties”.

WITNESSETH

WHEREAS, Company desires to have Motor Carrier furnish certain Services as defined herein; and

WHEREAS, Motor Carrier represents and warrants to Company that it is in the business of transporting Products including Hazardous Materials in intrastate and interstate commerce and desires to provide motor contract carrier services to Company for the transportation of Company’s Product under United States Department of Transportation No. 3268089 and Motor Carrier No. MC-1031230 has the expertise, qualified personnel, facilities and equipment to properly and lawfully provide the Services; and

WHEREAS, Motor Carrier is aware of the distinct needs of Company and can satisfy such needs; and

WHEREAS, Company and Motor Carrier agree that the Services will be performed by Motor Carrier in a manner compliant with all Laws, as defined herein, that maximizes the safety and health of all personnel involved in providing the Services and integrates environmentally sound work practices.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Company and Motor Carrier agree as follows:

1.	DEFINED TERMS.

Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement:

“Affiliate” means with respect to any Person, any other Person: (i) in which such Person owns or acquires, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interests thereof; (ii) which owns or acquires, directly or indirectly, fifty percent (50%) of the issued and outstanding voting securities of such Person; (iii) in which a Person described in clause (ii) owns or acquires, directly or indirectly fifty percent (50%) or more of the outstanding voting securities or other ownership interests thereof; or (iv) which is specifically identified by a Party to the other party as a Person for which such Party has operating or management responsibilities.

“Agreement” defined in the introductory paragraph, together with all exhibits, appendices and schedules attached hereto, as it may be extended, amended, supplemented or restated from time to time in accordance with the provisions hereof.

“Business Day” means any Day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Colorado.

“Claim” means any and all judgments, claims, disputes, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, investigations, deficiencies, levies, duties and imposts.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company-Indemnitees” shall mean Company and its Affiliates and co-venturers and the foregoings’ respective officers, members, directors, employees, subcontractors and agents.

“Company Representative” has the meaning set forth in Section 4.1 hereof

“Confidential Information” has the meaning set forth in Section 17.1 hereof.

“Day” means the period of time commencing at 0000 hours on one calendar day and running until 2400 hours Mountain Standard Time on the same calendar day.

“Defend” means the obligation of the indemnitor at the indemnitees’ election to defend the indemnitees at the indemnitor’s sole expense. Notwithstanding the foregoing, the indemnitees shall be entitled to participate in their defense at the indemnitees’ sole cost. All obligations to Defend shall include the obligation to reimburse the indemnitee for its reasonable costs, expenses and fees incurred in enforcing the indemnity, release or protection obligations of this Agreement, as said costs, expenses or fees are incurred. If the indemnitee reasonably requests, the indemnitor shall select alternative counsel.

“Dispatch Orders” has the meaning set forth in Section 2.1 hereof.

“Dispute” has the meaning set forth in Section 19.3 hereof.

“DOT” means the United States Department of Transportation.

“Effective Date” means the date set forth in the introductory paragraph hereof.

“Emergency Event” means any event or incident that is (i) required to be reported to a Government Authority pursuant to 49 CFR 171.15(b), 40 CFR 302.6, or other Law, and (ii) any other event subject to an indemnity claim pursuant to Section 9.1 and Section 16.6 hereof.

“Employee” shall mean a Party’s permanent, part-time and temporary employees, as well as personnel whose services are obtained by the applicable Party through a contract, staffing or personnel services company and employees of the applicable Party’s Affiliates and co-venturers who are providing services related to the Services under the direct control of such Party.

“Force Majeure” means any act or event that (i) delays or renders impossible the affected Party’s performance of its obligations under the Agreement, and (ii) is beyond the reasonable control of the affected Party, not due to its fault or negligence and was not reasonably foreseeable, and (iii) could not have been prevented or avoided by the affected Party through the exercise of due diligence. To the extent that provisions (i) through (iii) above are satisfied, Force Majeure shall include, but not be limited to the following: storms or floods, tornadoes, hurricanes, typhoons, tsunamis, earthquakes and other acts of God, wars, civil disturbances, terrorist attacks, revolts, insurrections, sabotage, national or industry-wide strikes, commercial embargoes, pandemics, fires, explosions, disruption or failure of upstream or downstream pipeline or terminal, and actions of a Government Authority after the Effective Date. Force Majeure shall not include any of the following: (a) economic hardship; (b) changes in market conditions; (c) late delivery or failure of transportation equipment or other equipment of Motor Carrier used for performances of the Services; (d) labor availability or strikes (except national or industry-wide strikes); (e) shortage of materials, consumables, equipment or utilities; (f) climatic conditions (including normal rain, snow, wind, temperature and other weather conditions), tides, and seasons, other than climatic conditions that could be a threat to the environment, safety, or health of people or property; or (g) nonperformance or delay by Motor Carrier, unless such event is otherwise caused by Force Majeure.

“Government Authority (ies)” means any government, any local, state, tribal or Federal governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent judgment.

“Government Authorization(s)” means any agreement, plan, permit, license, designation, report, inspection, documentation, insurance, endorsement, bond, testing, record or other documentation or authorization required to be procured or maintained by any Government Authority pursuant to applicable Law.

“Hazardous Materials” has the meaning set forth in 49 U.S.C. § 5102(2).

“Indemnify” or “Indemnification” shall mean defend, release, indemnify, protect and hold harmless.

“Law(s)” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, and ordinances issued by any Government Authority required and including judicial or administrative orders, consents, decrees, and judgments, and all published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Government Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter, in each case as amended.

“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure subject to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay undisputed amounts it owes under this Agreement, or (ii) the failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure subject to a bona fide dispute about any obligation.

“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until 2400 hours Mountain Standard Time on the last Day thereof.

“Motor Carrier” shall mean the company defined as “Motor Carrier” in the introductory paragraph of this Agreement. The term includes any other Person identified as a “Motor Carrier” in a Rider issued pursuant to this Agreement.

“Motor Carrier Indemnitees” shall mean Motor Carrier and any of its Affiliates that are involved in the Services and the foregoings’ respective officers, members, directors, employees, subcontractors and agents.

“Motor Carrier Representative” has the meaning set forth in Section 4.1 hereof.

“Motor Vehicle” means a vehicle, machine, tractor-trailer, or semitrailer propelled or drawn by mechanical power and used on a highway in transportation.

“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be a given under this Agreement in accordance with Section 12 hereof or received from a Person who is not a Party.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, join venture, trust, cooperative or association, or any foreign trust or foreign business organization and the heirs, executors, administrators, successors and assigns of such “Person” where the context so permits.

“Personal Injury” shall mean any injury suffered by a natural person including bodily injury, death, sickness, ill health, disease, and mental anguish, distress or injury.

“Prime Rate” shall mean the JP Morgan Chase Bank N.A. Prime Rate as published daily.

“Product” means crude oil, condensates, natural gas liquids (including butanes and natural gasoline) and/or produced water, some or all of which may constitute Hazardous Materials.

“Rider” has the meaning set forth in Section 3.1 hereof.

“Services” has the meaning set forth in Section 2.1 hereof.

“Site” shall mean property owned, leased or controlled by Company at which Services will be performed and/or utilized by Company.

“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by a Government Authority.

“Term” has the meaning set forth in Section 7.1.

“Year” means a calendar year.

2.	SCOPE OF SERVICES.

2.1	General. Motor Carrier shall be responsible for and perform the following duties (collectively, the “Services”):

i.	Receive telephone calls or other forms of agreed electronic communications from Company requesting that the Motor Carrier gauge/measure and transport the Product (such communicated request, a “Dispatch Order”).

ii.	Dispatch equipment to Company’s customer’s location for the purpose of transporting Product as per Company’s Dispatch Orders. Motor Carrier shall pick up all loads which have been dispatched by the Company and are ready for transportation within 24 hours.

iii.	At Company’s customers’ location (the “Delivery Point”), which shall be memorialized upon each associated run ticket, verify the quality and quantity of Product to be loaded and transported by using standards and procedures, as established by Company and provided in writing to Motor Carrier.

iv.	Upon determination of (i) observed quality (Product’s base sediment level, water percentage and temperature) and (ii) tank volume, then (a) if the observed quality does not conform to the Company’s specifications at the Company’s designated destination, reject such Product, or (b) if the observed quality conforms to such specifications, load Product onto Motor Carrier’s vehicle, document the observed quality and document volume readings of the load.

v.	Take custody of Product at the Delivery Point and maintain custody during transportation and deliver a measured amount of Product to the destination specified by Company and unload such Product at such destination (the “Receipt Point”). Upon delivery of Product at the agreed upon Offload Point, custody and risk of loss of the Product shall transfer from Motor Carrier to the party determined by the Company and memorialized upon the associated run ticket. Motor Carrier shall not be responsible for conditions beyond its control that may cause a variation in volume measurement, including, but not limited to, temperature, tank cling or tank peculiarities.

vi.	Provide documentation in the form specified by Company referencing the Product’s gauging, measurement, quantity and quality picked up at the agreed upon Delivery Point and deliver to the Receipt Point.

vii.	Install, operate and maintain, at its cost and expense, (a) electronic ticketing compatible communications applications and hardware that will permit the timely communication of Dispatch Orders from the Company and the in-cab printing of run tickets and other required documentation, and (b) applications and hardware that allow the Company to poll electronically run tickets and/or other required information.

viii.	Liaise with the producers, pumpers, rack persons, etc., as well as Company field personnel in order to facilitate the above referenced tasks.

ix.	Provide support and ancillary services (e.g. bobtailing, chain up, split loads) upon request by Company and/or as safe and prudent conditions may dictate. Such services are invoiced by Motor Carrier to Company as reflect in the applicable Rider(s).

x.	Prepare all bills of lading, placarding, documentation, or other shipping papers in full compliance with Laws including but not limited to the provisions of 49 C.F.R. Subchapter C for Hazardous Materials.

xi.	Perform all necessary and incident services, labor, materials, and documents including, without limitation, the services of any special subcontractors, necessary to properly and completely furnish and perform, the Services.

2.2	Equipment. Except as otherwise specifically agreed, Motor Carrier shall provide all Motor Vehicles, drivers, personnel, equipment, machinery, tools, materials, and supplies necessary and prudent to perform the Services. Each Motor Vehicle shall be suitable for the particular transportation required, shall comply with all Laws applicable to Motor Vehicles engaged in such loading, unloading, and transportation required and shall be maintained in good, safe and serviceable condition. Company may inspect any Motor Vehicle at any time during the Term of this Agreement and may reject any Motor Vehicle which does not, in Company’s sole judgment, reasonable exercised, meet the requirements of this Section 2.2. Company’s failure to inspect or reject any such Motor Vehicle shall not relieve Motor Carrier of its obligations under this Agreement.

2.3	Governmental Authorizations. Motor Carrier, at its sole cost and expense, and in its name, shall obtain and maintain all Governmental Authorizations necessary and prudent to perform and provide the Services. With Respect to the Services to be provided hereunder, Motor Carrier represents and warrants to Company that Motor Carrier has and will maintain all necessary and appropriate operating authority from all applicable Government Authorities to provide interstate and intrastate Services and that no part of such operating authority has been suspended or revoked. Motor Carrier shall provide to Company upon written request: (i) a list of all such registration(s) and/or operating authority(ies); and (ii) evidence of each registration(s) and/or operating authority(ies).

2.4	Career Minimum Requirements. Motor Carrier shall meet the minimum requirements as set forth in the attached Exhibit A.

3.	CONTRACTS.

3.1	Company Contracts. Each contract whereby Motor Carrier agrees to perform Services for Company shall be in the form set forth in Exhibit C (each a “Rider”) and shall be signed by both parties.

3.2	Riders. It is the intent of the Parties that a Rider may add, delete, revise, or otherwise adjust Product volumes, points of origin, delivery points, related services, and transportation rates and other charges, and that multiple Riders may be in effect at any one time.

3.3	Application of Agreement to Contracts. Except as may be specifically stated otherwise herein, this Agreement shall apply to every Rider between the Parties during the Term hereof with the same force and effect as if the terms and conditions hereof were fully set forth in any such Rider. In the event of a conflict between the terms of this Agreement and the terms of a Rider, the terms of this Agreement shall control.

4.	DESIGNATED REPRESENTATIVES.

4.1	Designated Representatives. Company and Motor Carrier shall, by Notice to each other, designate a Company representative (the “Company Representative”) and a Motor Carrier representative (the “Motor Carrier Representative”), respectively, who shall have authority to act on behalf of Company and Motor Carrier, respectively, on all matters pertaining to this Agreement.

4.2	Additional Representatives. The Company Representative and the Motor Carrier Representative may, by Notice to each other, designate additional representatives of Company and Motor Carrier, respectively, who may act as liaison for certain aspects of the Services. Such Notice shall establish the authority of each additional representative. Company and Motor Carrier acknowledge that these additional representatives shall have authority to act under the Agreement only insofar as their assigned authority under the applicable Notice designating such additional representative.

5.	COMPENSATION; INVOICING; PAYMENT.

5.1	Freight Rates and Other Charges. Company agrees to pay Motor Carrier, for the Services provided hereunder, and Motor Carrier agrees to charge, the applicable freight rates and other charges set forth in the applicable Rider(s) entered into by the Parties. Transportation fees and other charges (accessorial fees) shall be billed as a separate line item charge on Motor Carrier’s ticket summary file.

5.2	Fuel Surcharge. Any fuel surcharges shall be charged as provided in Schedule 3.

Invoicing. Motor Carrier shall prepare and submit a monthly ticket summary file and applicable invoice to Company for the Services performed. Company has the authority to request altering the format and/or request additional data to be provided on Motor Carrier’s ticket summary file. Each ticket summary file shall be accompanied by applicable freight bill and bills of lading. Company will pay Motor Carrier based on Motor Carrier’s calculations for freight rates, other charges (accessorial fees) and fuel surcharge in the manner set forth in the applicable Rider(s) entered into by the Parties. Invoice amounts will be calculated based on gross barrels and/or gallons. The Parties expressly agree that the rates agreed to be paid to Motor Carrier by Company shall be inclusive of (i) insurance premiums paid by Motor Carrier in acquiring and maintaining the insurance required by this Agreement and (ii) taxes, fees, licenses and permits required to be borne by Motor Carrier pursuant to this Agreement.

5.3	Payment. Company shall pay Motor Carrier any undisputed amounts within thirty (30) Business Days after its receipt of the applicable ticket summary file and invoice from Motor Carrier. Any undisputed amounts not paid when due hereunder shall accrue interest from the due date to the date of payment at a rate equal to the lesser of (i) the Prime Rate plus 4% per annum or (ii) the maximum rate permitted by applicable Law. In the event of a dispute related to any amounts owed by Company, Company will neither be subject to nor liable for interest or penalties related to such disputed amounts. The Parties hereto agree to work in good faith to resolve such disputes in accordance with Section 5.4, below.

5.4	Billing Disputes. Company will pay Motor Carrier for Services satisfactorily rendered under this Agreement (i) in accordance with Motor Carrier’s published schedule of rates and/or prices, as such rates and/or prices are in effect on the date of the applicable Rider, after application of published or agreed discounts and credits. Overcharge, duplicate payment, over-collection, and unidentified payment Claims hereunder shall be processed, investigated and disposed of in the manner set forth in 49 C.F.R. Part 378. Company is allowed up to one-hundred twenty (120) days from and after the end of each ticket summary file period to identify and communicate to Motor Carrier any billing disputes with respect to such ticket period. The parties shall seek to resolve all such disputes expeditiously and in good faith. Payment by Company of any invoice shall be without prejudice and shall not constitute a waiver of Company’s right subsequently to question or contest the amount or correctness of such invoice and to seek reimbursement.

5.5	Electronic Commerce. Motor Carrier will implement such forms of electronic data interchange as may be reasonably requested by Company for electronically exchanging tickets, monthly ticket summary files, invoices, payments, and any such other forms of electronic commerce as Company may reasonably request to enable or facilitate the migration from traditional paper methods or conducting business and exchanging information to electronic methods.

5.6	Price Indexing. Upon twelve (12) months of the Effective Date either Party may request in writing an adjustment, and corresponding increase or decrease, of the Pricing ($/bbl) ("Price Adjustment"), as shown upon Schedule 1, if and only if the West Texas Intermediate ("WTI") price per bbl varies to an amount equal to or exceeding a 20% change from an initial baseline value here defined as $80.00 per bbl (“Baseline Value”). The written request for the Price Adjustment shall take into consideration and reflect the WTI pricing based upon a running average of the prior twelve (12) months. In the event that the Baseline Value does not change in an amount equal to or greater than 20%, according to the yearly-running-average mechanism described in the preceding sentence, then a Price Adjustment is not applicable and is expressly precluded.

6.	COMMODITY LOSSES AND DAMAGE.

6.1	Losses, Damage or Injury. Motor Carrier shall be liable to Company for the full actual loss, damage and/or injury to Product while such Product is in the possession and/or custody and/or control of Motor Carrier.4

6.2	Processing of Loss, Damage, and Delay Claims. Handling procedures for claims for loss, damage, and delays will be in accordance with 49 CFR Part 370. For claims purposes hereunder, the full amount of each invoice generated by Company for the Product that is being sold shall be the agreed value of the applicable cargo.

6.3	Limitations. Claims of Company for loss, damage or delay must be noticed to Motor Carrier within six (6) Months after delivery of the Product, except that Claims for failure to make delivery must be filed within six (6) Months after a reasonable time for delivery has elapsed. Suits for loss, damage, or delay shall be instituted against Motor Carrier no later than two (2) Years from the date Motor Carrier gives Notice to Company that Motor Carrier has denied the Claim or any part of the Claim specified in the Notice.

7.	TERM and TERMINATION.

7.1	Term. This Agreement shall have a primary term of two (2) years commencing on the Effective Date, which such term shall automatically renew Month to Month thereafter (the “Term”), unless and until terminated by either Party by giving a termination Notice to the other Party at least thirty (30) Days prior to the end of the then-current Term.

7.2	Termination. Either Party shall have the right to terminate this Agreement at any time by Notice to the other Party if: (i) the other Party is in Material Default of any of its obligations under this Agreement and the injured Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default, and (ii) the defaulting Party fails to cure such Material Default within ten (10) Business Days after its receipt of such Notice. The termination of this Agreement shall not relieve either Party of its obligations or liabilities hereunder which accrued prior to such termination.

7.3	Survival. The releases, indemnities, confidentiality, and accrued payment obligations contained in this Agreement shall survive the termination of this Agreement.

8.	PERFORMANCE.

8.1	General. All Services shall be performed, (i) except as otherwise set forth in this Agreement, at Motor Carrier’s sole expense and risk, and (ii) in full compliance with all applicable Laws, all relevant amendments of such Laws, and all Government Authorizations, and (iii) in full compliance with all rules and procedures promulgated by Company and its customers provided to Motor Carrier and all requirements of Motor Carrier’s insurers, and (iv) with maximum dispatch consistent with the Motor Carrier’s best judgment as to safety and efficiency, and (v) consistent with the practices of a reasonable and prudent carrier of Product.

8.2	Drivers. Motor Carrier’s drivers shall be fully licensed, qualified and cargo knowledgeable as required for safety, shall be courteous, shall present a neat appearance, and shall comply with all reasonable operational procedures of Company and its customers as provided to Motor Carrier. When loading or unloading at Delivery Points or Receipt Points, Motor Carrier’s drivers shall comply with all procedures of the loading and unloading facilities and the loading and delivery procedures of Company as provided to Motor Carrier. Motor Carrier agrees that its employees, subcontractors, agents, and others acting on its behalf shall be fully aware of, and knowledgeable about, those procedures. It is agreed that those procedures may be changed, amended, or modified by Company in Company’s reasonable discretion at any time and from time to time during the Term of this Agreement. Motor Carrier further agrees to send only employees, subcontractors, or agents that have been properly instructed in the characteristics and safe handling methods associated with the Product to be hauled. Company, in its reasonable discretion, may prohibit any person or equipment from entry upon or into any property or area owned, operated or controlled by Company. Motor Carrier’s drivers shall promptly report all Product spills, shortages, or accidents that occur in the course of performance in accordance with Section 16 of this Agreement and in compliance with all Laws.

8.3	Access Agreements. At all times during the Term of this Agreement, Motor Carrier agrees to execute and to comply fully with the terms and conditions contained in any and all policies and agreements required by third-parties to permit Motor Carrier to have access to facilities and/or locations to perform Services for Company as contemplated hereunder.

8.4	Access to Company Property. Motor Carrier acknowledges its awareness of terminal access or equivalent agreements for entry onto the Company’s property and facilities or its designee. As a condition to being granted access to the Company’s property or facility or its designee hereunder, Motor Carrier agrees to sign and comply with any such applicable terminal access or equivalent agreements that are in effect during the Term hereof.

8.5	Time to Complete Dispatch. Motor Carrier shall pick up loads which have been called in and are ready for transportation within forty-eight (48) hours. In the event that Motor Carrier will not be able to pick up any load within forty-eight (48) hours after the initial request, Motor Carrier shall promptly notify Company and/or Company’s customers.

Failure to complete Dispatch orders within the forty-eight-hour time period will be considered a breach of this Agreement, which may be waived by Company in its sole discretion.

8.6	Delivery Time. If delivery cannot be made as scheduled, Motor Carrier shall notify Company immediately. However, nothing in this Section shall be construed as relieving Motor Carrier of its obligations under this Agreement to make on-time deliveries in a safe manner.

8.7	Independent Contractors.

i.	Motor Carrier shall provide the Services to Company as an independent contractor, and all personnel used by Motor Carrier to perform the Services are and shall be employees, subcontractors or agents of Motor Carrier, and Company shall not be responsible or liable for any employee matters. Motor Carrier agrees that neither Motor Carrier nor any of Motor Carrier’s employees, subcontractors, or agents shall be considered employees, agents, or servants of Company. Company shall have no power or control over Motor Carrier or Motor Carrier’s employees, subcontractors, or agents concerning the details of the Services. Company’s acceptance of any or all of the Services shall not relieve Motor Carrier of any obligations under this Agreement.

ii.	To the extent applicable, Motor Carrier has sole responsibility for: (i) properly classifying Contractor’s employees, subcontractors, and agents for purposes of Fair Labor Standards Act (“FLSA”) and any other applicable law governing overtime compensation. Motor Carrier accepts full and exclusive responsibility and liability, and shall Indemnify each of the Company-Indemnitees, for: (i) the payment of any and all wages, salaries, overtime compensation, premiums, and any other compensation to Motor Carrier’s employees, including compensating Motor Carrier’s employees, subcontractors, and agents for hours worked in compliance with the FLSA and any other applicable law governing overtime compensation and (ii) payment and reporting of any and all federal, state or local payroll taxes, and (iii) withholding responsibilities, and (iv) withholding for contributions for unemployment insurance, old age pension, annuities, union dues, and retirement, and (v) any other benefits imposed by Law and measured by wages, salaries, or other remuneration paid or payable by Motor Carrier to Motor Carrier’s employees engaged in providing Services hereunder or related activities, or by voluntary or contractual benefit plans between Motor Carrier and Motor Carrier’s employees which require contributions by Motor Carrier, and agrees that each subcontractor who performs any part of the Services shall accept the same responsibility and liability with respect to employees of that subcontractor. Motor Carrier shall maintain accurate records of time worked by Motor Carriers’ agents, employees, contracted owner-operators, and subcontractors.

iii.	Motor Carrier agrees that since Motor Carrier and Motor Carrier’s employees, subcontractors, and agents are performing the Services as independent contractors and not as Company’s employees, neither Motor Carrier nor any of Motor Carrier’s employees, subcontractors, or agents are eligible to participate in or receive any benefits from any Company benefit plan, including, without limitation, health or other insurance; retirement or welfare plans as defined under the Employee Retirement Income Security Act of 1974, as amended from time to time; or any fringe benefit plan or any other benefits extended to the Company’s employees.

iv.	Motor Carrier agrees to conduct background checks relevant to the nature of the services provided (including, without limitation, investigations into driver license history) on all of Motor Carrier’s employees, subcontractors, or agents assigned to perform any of the Services. Should Motor Carrier’s agents, employees, or subcontractors be involved in theft or intentional or willful contamination of Company’s Product(s), then Motor Carrier shall take appropriate actions to cease the theft or intentional or willful contamination of Company’s Product(s).

v.	Motor Carrier accepts full and exclusive responsibility and liability for maintain all payroll records, personnel records, reports, and any other documentation on all of the Motor Carrier’s personnel used on Company’s account which are necessary to comply with all Laws relating to Motor Carrier’s employment of those persons.

vi.	Motor Carrier accepts full and exclusive responsibility and liability for creating, shaping, implementing, and enforcing any and all labor and employment relations policies concerning Motor Carrier’s employees, including, without limitation, recruiting, screening, hiring, compensating, setting wage rates, training, scheduling, vacation scheduling, evaluating, promoting, demoting, replacing, disciplining, terminating, and handling grievances and any and all other employment complaints of an and all of Motor Carrier’s employees. To aid Motor Carrier in disciplining the personnel used on Company’s account, Company shall report to Motor Carrier any incident which may warrant discipline of any employee, but Motor Carrier shall then have full and exclusive discretion to determine whether and how to investigate and whether and in what manner to discipline Motor Carrier’s employee or take any other action in regard to the reported incident that Motor Carrier in its sole and exclusive discretion may decide.

vii.	Should Motor Carrier have a collective bargaining agreement covering Motor Carrier’s personnel utilized on Company’s account, Company is not a party to that collective bargaining agreement, and Company shall not have a right or obligation to participate in any collective bargaining.

viii.	Nothing herein shall be deemed or construed to create a partnership or joint venture under applicable Law between Company and Motor Carrier or to cause any Party to be responsible in any way for the debts or obligations of the other Party.

ix.	Motor Carrier will ensure that all drivers providing Services, including drivers who are independent owner-operators with their own operating authority under federal law, agree to abide by all requirements of this contract to the same extent as Motor Carrier.

8.8	Management of Health, Safety, and Environmental Protection. Motor Carrier shall at all times comply with the Health, Safety, and Environmental requirements and procedures as set forth in Exhibit B.

9.	INDEMNIFICATION.

9.1	Motor Carrier’s Indemnity. EXCEPT AS OTHERWISE PROVIDED HEREIN, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MOTOR CARRIER SHALL DEFEND, INDEMNIFY AND SAVE EACH OF THE COMPANY-INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, EXPENSES, CLAIMS, DEMANDS, JUDGMENTS, LIABILITIES, SUITS OR ACTIONS (INCLUDING ALL REASONABLE EXPENSES AND ATTORNEY’S FEES) ARISING OUT OF THIS AGREEMENT AND RELATED IN ANY WAY TO (A) INJURIES TO OR DEATH OF ANY PERSON, AND/OR (B) PHYSICAL DAMAGE OR LOSS TO THE PROPERTY OF ANY PERSON OR PERSONS, INCLUDING THE PROPERTY OF COMPANY (EXCLUDING LOSS AND DAMAGE TO PRODUCT WHICH IS COVERED ELSEWHERE IN THIS AGREEMENT) AND THE PROPERTY OF MOTOR CARRIER, AND/OR (C) ANY VIOLATION OR CLAIM OF VIOLATION OF ANY LAWS WITH RESPECT TO THE SERVICES; AND/OR (D) THE COSTS, WHETHER FORESEEABLE OR UNFORESEEABLE, OF ANY REPAIR, CLEANUP OR DETOXIFICATION OF ANY PROPERTY, OR THE REMOVAL OR REMEDIATION OF ANY PRODUCT OR HAZARDOUS MATERIALS FROM ANY PROPERTY (REGARDLESS OF THE MEDIUM), OR THE TAKING OF ANY EMERGENCY ACTION, WHICH IS REQUIRED BY ANY GOVERNMENT AGENCY OR IS OTHERWISE NECESSARY TO RENDER ANY PROPERTY IN COMPLAINCE WITH ALL LAWS. MOTOR CARRIER ASSUMES NO LIABILITY UNDER THIS PARAGRAPH FOR ANY OCCURRENCE THAT IS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF COMPANY, OR ANY OCCURRENCE THAT IS GREATER THAN FIFTY PERCENT (50%) A RESULT OF COMPANY’S NEGLIGENCE.

9.2	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF OR OCCURRING IN CONNECTION WITH THIS AGREEMENT, AND/OR PERFORMANCE OF THIS AGREEMENT, HOWEVER THE SAME MAY BE CAUSED.

9.3	Enforceability of Provisions. The parties agree that if any provision contained in Section 9 in favor of one of the Parties is determined to be void or unenforceable, in whole or in part, or is adjusted in accordance with other provisions of this Agreement or by actions of a court having proper jurisdiction, the similar provision in favor of the other Party shall be rendered void or unenforceable or shall be adjusted to the same degree.

9.4	Conspicuousness. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE RELEASE AND INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT ARE “CONSPICUOUS” FOR ALL PURPOSES.

10.	INSURANCE.

10.1	Insurance Requirements. Motor Carrier shall maintain insurance of the types and with limits of liability not less than those set forth below, and with insurance companies rated A.M. Best Company as “A-IX” or higher, at its expense, from insurers reasonably acceptable to Company covering items, risks, and operations required to fulfill this Agreement:

10.1.1 Worker’s Compensation or non-subscription insurance, as applicable, insuring Motor Carrier in all States where Services are provided. Coverage shall include statutory limits for losses and One Million Dollars (US $1,000,000) in Employer’s Liability limits. Such insurance coverage shall include a waiver of subrogation in favor of Company and Company’s employees to the extent permitted by applicable law. Such insurance shall also include an “alternate employer” endorsement in favor of Company.

10.1.2 Commercial General Liability insurance, including contractual liability coverage with minimum combined single limits of at least a One Million Dollars (US $1,000,000) each occurrence for bodily injury and property damage and Two Million Dollars (US $2,000,000) general aggregate. Such policy shall contain a CG 2266 Misdelivery of Liquid Products endorsement.

10.1.3 Automobile Liability insurance (including contractual liability unless provided in the Commercial General Liability policy) with a combined bodily injury and property damage limit of not less than One Million Dollars (US $1,000,000) any one occurrence or the statutory requirements, whichever amount is greater, for all Motor Vehicles utilized in providing Services under this Agreement. Such auto insurance shall provide coverage for liabilities including, but not limited to, liabilities arising out of loading and unloading activities, including pollution spills. Such policy must also contain a CA 9948 or equivalent endorsement.

10.1.4 Excess/Umbrella Liability insurance with a limit of not less than Ten Million Dollars (US $10,000,000) in excess of the insurance required in subsections 10.1.1, 10.1.2, and 10.1.3. This insurance shall include a “drop down” provision, which provides that the umbrella or excess shall “drop down” over reduced or exhausted underlying aggregate policy limits.

10.1.5 Such other insurance and endorsements in the types and amounts required by applicable Law, including but not limited to public liability insurance (bodily injury/property damage/environmental restoration) required pursuant to 49 CFR 387.7 and 49 CFR 387.9.

10.1.6 Insurance required in Section 10.1.2, 10.1.3, 10.1.4, and 10.1.5 shall list Company as an additional insured with a waiver of subrogation in favor of Company and its underwriters to the extent permitted by applicable law.

10.2	Primary Insurance. All insurance coverage required shall be primary to any insurance coverage available to any of the Company-Indemnitees. The above stated minimum requirements are not intended to indicate the amounts and types of insurance that Motor Carrier or any Motor Carrier subcontractors need or may ultimately need.

10.3	Certificates of Insurance and Policies. None of the insurance required by Section 10 shall be materially changed or cancelled by Motor Carrier without at least thirty (30) Day’s prior written Notice to Company. All coverage must be written on forms reasonably acceptable to Company. Motor Carrier shall furnish to Company certificates of insurance demonstrating that Motor Carrier has obtained insurance coverage as set out above and containing a statement that such Notice of material change or cancellation will be provided to Company. In addition, Motor Carrier will ensure Company is provided with a current Form MCS-90 endorsement as well as subsequent updates for the duration of the Agreement. Neither review nor failure to review such certificates shall constitute approval thereof or be deemed to waive or diminish Company’s rights under this Agreement or any Rider.

10.4	Failure to Comply. Neither failure to comply nor full compliance with the insurance provisions of this Agreement shall limit or relieve Motor Carrier from its liability under this Agreement. If Motor Carrier fails or refuses to comply with the obligations prescribed in Section 10, Company, without prejudice to any other rights or remedies available to Company or any of its Affiliates under this Agreement or at Law, may (i) treat the Agreement and/or the Rider as having been repudiated by Motor Carrier, or (ii) procure the required insurances and deduct the cost thereof from any amounts due or otherwise recover such amounts from Motor Carrier.

11.	FORCE MAJEURE.

11.1	Force Majeure. In the event either Party is prevented from performing its obligations by reason of a Force Majeure, that Party’s obligations shall be suspended to the extent they are prevented or impacted by the Force Majeure.

11.2	Notice. The Party which is prevented from performing by Force Majeure shall advise the other Party (and shall follow with written Notice as soon as possible) of its inability to meet its obligations under this Agreement or Rider, specifying the cause of the Force Majeure and the estimated extent to which the event or condition will impact performance, and such Party will advise the other Party when such Force Majeure event ceases. If Motor Carrier fails to provide Company the Written Notice describe above within five (5) days of the start of the occurrence of the event or condition giving rise to Force-Majeure, Motor Carrier cannot claim Force Majeure as a defense hereunder.

11.3	Actions and Remedy. The Party claiming Force Majeure shall act diligently to remove or remedy such condition. If a Rider provides for any guaranteed completion dates for the Services, the schedule for performance and completion of the Services shall be extended only to the extent the Force Majeure impacts the critical path for the Services and only to the extent that the duration of the Force Majeure exceeds the float in the schedule (but in any event for no longer than the actual period of Force Majeure). The Party claiming Force Majeure shall bear the costs and expenses incurred in connection with removing and remedying such Force Majeure and shall not seek recovery of such costs or expenses from the other Party.

11.4	Termination of Rider due to Force Majeure. If any Services contracted for are halted for more than thirty (30) consecutive Days by reason of Force Majeure, Company may at any time thereafter terminate this Agreement and any Rider impacted by Force Majeure immediately by Notice to Motor Carrier. In such case, Company shall owe Motor Carrier only the compensation earned up to delivery of such termination Notice.

12.	NOTICES.

12.1	Address. Unless other specifically provided herein, all Notices between the Parties given under or in relation to this Agreement or any Rider entered into hereunder shall be made in writing and shall be deemed to have been properly given if: (i) if personally delivered to an authorized representative of the Party to whom directed; delivered by a reputable overnight courier delivery service; or sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows and (ii) delivered by electronic mail;:

If to Company:

CIVITAS RESOURCES, INC.
555 17TH St., Suite 3700

Denver, CO 80202
Attention: Bart Hartman

Email: bhartman@civiresources.com

If to Motor Carrier:

Endeavor Crude LLC

5220 SPRING VALLEY RD SUITE 415
Dallas, TX 75254
Attention: Trent Bischoff

Email: trent.bischoff@endeavorcrude.com

12.2	Effectiveness. Any Notice given in the manner set forth in Section 12.1 above shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business Day if not received during the recipient’s normal business hours.

12.3	Change of Address Notice. Either Party may change its Notice address, email address or attention recipient by giving Notice to the other Party in the manner set forth in Section 12.1; provided, however that no such change of address, email address, or attention recipient Notice shall be effective until actually received by the other party.

13.	TAXES. Company shall, or shall cause its designee to, either pay directly all Taxes properly levied by any Governmental Authority upon Company-owned material, equipment, and Product hereunder, or to reimburse Motor Carrier therefor if paid by Motor Carrier at Company’s request (provided Motor Carrier shall have no obligation to do so). Motor Carrier assumes full responsibility for and shall pay all Taxes of whatever sort, including social security, unemployment compensation, withholding, and all other Taxes or charges applicable to Motor Carrier’s performance of the Services hereunder of applicable to Motor Carrier’s assets or income.

14.	LIENS.

14.1	Liens. Motor Carrier shall keep the Services, the Site(s) and other property of the Company-Indemnitees free of all liens and other encumbrances created or granted by Motor Carrier, or any other Person acting through or under Motor Carrier. If such a lien or encumbrance is filed on all or any portion of the Services, the Site or other property of the Company-Indemnitees, Motor Carrier shall remove and discharge, by payment, bond or otherwise, such lien or encumbrance within seven (7) Days of filing of such lien or encumbrance. If Motor Carrier fails to remove and discharge any such lien or encumbrance within such seven (7) Day period, then Company or the affected Company-Indemnitees may, in its sole discretion and in addition to any other rights that it has under this Agreement or any Rider, at Law or in equity, remove and discharge such lien or encumbrance using whatever means the Company, in its sole discretion, deems appropriate, including the payment of settlement amounts. In such circumstance, Motor Carrier shall be liable to Company for all damages, costs, losses and expenses (including attorney’s fees, consultant fees, litigation expenses, and settlement payments) incurred by Company arising out of or related to such removal and discharge and Company may offset such amounts incurred on its behalf against any amounts owed to Motor Carrier. All such damages, costs, losses and expenses shall be paid by Motor Carrier no later than thirty (30) days after receipt of an invoice therefor from Company; alternatively, Company may deduct such damages, costs, losses, and expenses from any performance security provided by Motor Carrier or from any amounts otherwise due Motor Carrier. MOTOR CARRIER SHALL INDEMNIFY THE COMPANY-INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF SUCH LIENS AND/OR ENCUMBRANCES RESULTING FROM OR RELATED TO THE PERFORMANCE OF THE SERVICES. Nothing contained herein shall prevent Motor Carrier from asserting a lien against Company for undisputed payments not made by Company to Motor Carrier in accordance with the terms of this Agreement.

14.2	Waiver. Motor Carrier hereby waives any common-law lien on the Product it may acquire during the Term hereof by virtue of performing Services hereunder.

15.	SUBSTANCE ABUSE AND SMOKING.

15.1	Substance Abuse. Motor Carrier shall prohibit the use, possession, distribution, manufacture, sale or storage of illegal or controlled substances, and substance-related paraphernalia by its employees, subcontractors or agents while performing Services or while located on the Company’s premises or its designee, including without limitation, the Sites. Motor Carrier shall perform or cause to be performed all actions necessary for compliance with any applicable Laws pertaining to illegal or controlled substances, specifically including, but not limited to, the Drug-Free Workplace Act of 1988 (41 U.S.C. §§ 701-707) and the drug and alcohol rules and regulations of the DOT (49 CFR 382). Unless prohibited by Law, Motor Carrier shall require its employees who enter the premises of the Company or its designee, including without limitation, the Sites, to consent to searches, whether performed by Company or appropriate law enforcement officials, of the vehicles and other personal effects of such personnel for monitoring the presence of any illegal or controlled substances or substance-related paraphernalia. Company reserves the right, exercisable in Company’s sole discretion, to bar any of Motor Carrier’s employees, subcontractors or agents from performing Services.

15.2	No Smoking Policy. Smoking of cigarettes, cigars, pipes, electronic or vapor cigarettes is strictly prohibited while loading, transporting and off-loading Company or Company’s customers’ Products. Additionally, smoking of cigarettes, cigars, pipes, electronic or vapor cigarettes is strictly prohibited at all Company owned, leased or controlled facilities and all Company owned or operated vehicles.

16.	EMERGENCY RESPONSE.

16.1	Emergency Response Guidebook. Motor Carrier shall at all times maintain a copy of the current edition of the DOT Emergency Response Guidebook in the driver’s compartment of each Motor Vehicle and at all storage locations employed by it or its agents in connection with the transport, loading, unloading, reloading, or storage of Product pursuant to the terms of this Agreement.

16.2	Hazardous Material. Motor Carrier shall ensure that, for all Hazardous Materials originating at Company’s sites or transported pursuant to this Agreement, all bills of lading, safety data sheets, and shipping papers clearly identify the knowledgeable person who should be contacted in the event of a release or other emergency involving Hazardous Materials. Motor Carrier is required to have and comply with a written oil spill prevention and response plan in accordance with 49 C.F.R. 130; and a written Security Plan in accordance with 49 C.F.R. 172.

16.3	Shipping Description. Motor Carrier shall ensure that all bills of lading, safety data sheets, placards and shipping papers for Hazardous Materials originating with or designated to move to a location by Company or its designees pursuant to the terms of this Agreement include the full technical shipping description (see 49 C.F.R. Subchapter C) for all Hazardous Materials covered by the shipping papers and are in all other respects in full compliance with 49 C.F.R. before such materials are loaded, unloaded, reloaded, transported, or stored in transit.

16.4	Right to Refuse. Motor Carrier may reject and not accept for shipment to a location designated by Company or its designee any load containing Hazardous Material.

16.5	Reporting Emergencies. Motor Carrier represents and warrants to the Company that by training and by Motor Carrier’s policy in an Emergency Event, after having sought any necessary emergency services and making any required regulatory notifications, it will immediately and without exception notify Company of the location, duration, and circumstances of the Emergency Event.

Upon Motor Carrier receiving notification of an event, Motor Carrier shall:

(a)	Immediately assess the event, and as Motor Carrier determines to be appropriate and required, make notification to any applicable Governmental Authorities; and

(b)	Assess and implement any necessary corrective actions related to the event, in particular spill event responses as detailed in Section 16.6; and

(c)	Promptly notify Company of the occurrence and nature of the event; provided, that notification by Motor Carrier to Company is for purposes of incident awareness and coordination and shall not relieve Motor Carrier of its obligations and responsibilities as specified elsewhere in this Agreement; and

(d)	As substantive corrections, clarifications or additional information concerning an incident become available, Motor Carrier shall provide timely updates to Company; and

(e)	Provide Company with copies in a timely manner of any written reports, documents or forms required of it by any Governmental Authority concerning any emergency event occurring in relation to the performance of Services under this Agreement.

16.6	Environmental Incidents.

(a)	If, in the course of performance of this Agreement, there is any escape, release, spillage, or other environmental incident involving Product caused by Motor Carrier’s negligence, omission, willful misconduct, equipment deficiencies or failures or breach of this Agreement, Motor Carrier shall promptly commence and carry out any necessary or required cleanup or other action to remedy or mitigate the consequences therefor, and shall bear, pay and discharge all costs and expenses associated therewith and shall indemnify, defend, and hold EACH OF THE COMPANY-INDEMNITEES harmless from those costs and expenses, including those situations wherein a Company-Indemnitee undertakes cleanup or other remedial action. If a court of law of competent jurisdiction finds that any of the occurrences named in the preceding sentence were caused by Company’s sole negligent act or omission, then Company will reimburse Motor Carrier for its indemnification obligations under this Section 16.6 to the extent, and only to the extent, of Company’s sole negligence. If required by applicable Laws, Motor Carrier shall immediately notify all appropriate Governmental Authorities and Company upon the occurrence of any such escape, release, spillage, or other environmental incident.

(b)	Any required cleanup performed by Motor Carrier in accordance with the foregoing Section 16.6(a) shall be performed in accordance with all applicable Laws and shall dispose of any hazardous or other waste resulting from any cleanup activity in accordance with those Laws. Should Motor Carrier fail to promptly undertake necessary cleanup or other remedial action as required, Company may undertake any cleanup or other remedial action, and upon Company’s demand, Motor Carrier shall provide prompt reimbursement to Company for the costs and expenses of any and all measures taken pursuant to this provision.

17.	CONFIDENTIALITY.

17.1	Confidential Information. Each Party shall treat as confidential and shall not, without the other Party’s prior written consent, disclose to any third party or, except to the extent necessary to achieve the purposes and objectives of this Agreement (including the existent of this Agreement), make use of, any information that it receives from the other Party hereunder (“Confidential Information”).

17.2	Exclusions. The requirements of Section 17.1 shall not apply to any Confidential Information which; (i) the receiving party already possessed prior to this Agreement, provided that receiving Party can prove that it already possessed such information; (ii) is or becomes generally available to the general public other than by means of unauthorized disclosure by the receiving Party; (iii) is received by the receiving Party from a third Person that it is lawfully in possession of same and under no obligation to the disclosing Party with respect thereto; or (iv) the receiving Party is legally compelled to disclosure pursuant to applicable Law or an order of a court of competent jurisdiction of Governmental Authority.

17.3	Employees, Agents and Subcontractors. Motor Carrier shall inform each of its officers, employees, agents and subcontractors who receive any of the above described information of the provisions and requirements of Section 17 and, if they have not previously entered due to a separate agreement with Company dealing with the confidentiality of such information, Motor Carrier shall require them to agree in writing to be bound by the provisions in this Section 17 in the same manner as motor carrier is bound hereunder.

18.	GOVERNING LAW.

THE INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND EACH RIDER HEREUNDER SHALL BE GOVERNED AND CONSTRUCTED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO EXCEPT FOR ANY RULE OF THE STATE OF COLORADO WHICH WOULD MAKE THE LAW OF ANY OTHER JURISDICTION APPLICABLE. NOTHING CONTAINED HEREIN SHOULD BE CONSTRUED AS CONTRAVENING THE EXPRESS INTENTION OF THE PARTIES THAT THE LAWS OF THE STATE OF COLORADO SHALL APPLY IN ALL RESPECTS, UNLESS AND EXCEPT TO THE EXTENT THAT THE PARTIES MAY REFERENCE AND REQUEST APPLICATION OF A LAW OF ANOTHER JURISDICTION OR GOVERNMENT AUTHORITY AND A SPECIFIC PROVISION OF THIS AGREEMENT.

19.	MISCELLANEOUS

19.1	Records and Audit. Motor Carrier shall maintain a true, accurate and complete set of records pertaining to all activities relating to its performance of this Agreement and the Services. Motor Carrier shall retain all such records for a period of not less than five (5) Years after completing the Services and all transactions related thereto. Any representative(s) authorized by Company may audit, copy and inspect any and all such records of Motor Carrier at any reasonable time or times during the Term of this Agreement and during the five (5) Year period after completing the Services and all transactions related thereto.

19.2	Ethics and Conflicts of Interest. Motor Carrier shall ensure that it shall not, directly or indirectly, (i) pay salaries, commissions or fees, or make payments or rebates to Company’s (or Company’s Affiliates) employees, officers, and/or representatives; (ii) favor Company’s (or Company’s Affiliates) employees, officers and/or representatives with gifts or entertainment of significant cost or value, or with services or goods sold at less than full market value; or (iii) enter into business arrangements with Company’s (or Company’s Affiliates) employees, officers and/or representatives, unless such individuals are acting for the Company Benefit.

19.3	Dispute Resolution. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Section 19.3. The Parties may (at their election and without prejudice to any other rights or remedies available to each Party) submit the Dispute to the Company and Motor Carrier representatives, who shall then meet within five (5) Business Days to resolve the Dispute. If the Dispute has not been resolved within five (5) Business Days after the submission of the Dispute to the representatives, then the Parties may exercise all available remedies.

19.4	Assignment. Motor Carrier shall not transfer, assign, or encumber, or permit any transfer, assignment, or encumbrance by operation of Law, this Agreement or any Claim against Company arising out of or in connection with this Agreement without Company’s prior written consent. Company may freely assign this Agreement provided it serves Notice to Motor Carrier prior to such assignment.

19.5	Non-exclusivity. Neither this Agreement nor any Rider hereunder shall be considered to be an exclusive contract. Company shall have the right to hire others, including but not limited to Company owned and/or company leased equipment to perform the same or similar services or work.

19.6	Compliance with Laws. Motor Carrier shall comply with all Laws applicable to the Services. SUBJECT TO SECTION 9, MOTOR CARRIER SHALL INDEMNIFY EACH OF THE COMPANY- INDEMNITIEES FROM AND AGAINST ANY CLAIMS ARISING OUT OF FAILURE BY MOTOR CARRIER TO COMPLY WITH ANY LAWS.

19.7	Safety Records. Upon reasonable request by Company, Motor Carrier shall provide documentation and records associated with Motor Carrier’s safety performance, including but not limited to such information as DOT ratings and Federal Motor Carrier Safety Administration (FMCSA) Safety Evaluation Areas (SEAs). Motor Carrier agrees to provide information to the Company associated with any accidents or violations of Law associated with the Motor Carrier within three (3) days of any accidents or violations of Law associated with the Motor Carrier.

19.8	Severability. If any term or provision of this Agreement or the application thereof is found by any Government Authority to be invalid, illegal or unenforceable, to any extent and for any reason, said term or provision shall be deemed to be modified to the extent, but only to the extent, required to comply with said law, rule or regulation, and as so modified said provision and this Agreement shall continue in full force and effect.

19.9	Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement for any occurrence shall not be constructed to be a waiver of such provision, condition, covenant or requirement unless the Party failing to do the enforcing gives a Notice to the other Party that such failure to do the enforcing was intended to be a waiver. No waiver by either Party of any default in the performance of any provision, condition, covenant or requirement contained herein shall be deemed to be a waiver of, or in any manner release, such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement on any future occasion.

19.10	Entire Agreement. This Agreement, together with all Exhibits and Riders, constitutes the entire agreement between the Parties relating to the subject matter hereof, and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.

19.11	No Third-Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is intended to be solely for the benefit of the Parties and their permitted successors and assigns and is not intended to and shall not confer upon any other Person any other rights or benefits.

19.12	Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a supplemental agreement signed by both Parties.

19.13	Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

19.14	Headings. The headings used in this Agreement have been inserted only for convenience to facilitate reference and shall not be used to construe meaning, effect or application of any provision hereof.

19.15	Exhibits. The Exhibits referred to herein are attached hereto and by this reference is incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and any Exhibit, the provisions of this Agreement shall be controlling.

19.16	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises; this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

19.17	Survival. Notwithstanding any provision to the contrary, the expiration or termination of this Agreement or any Rider shall not relieve the Parties of any obligations that, by their nature, survive such expiration or termination, including without limitation any Claims arising out of the Services or the performance of the Services, warranties, indemnities, insurance requirements, audit rights, dispute resolutions procedures, and obligations with respect to Confidential Information.

19.18	Jury Waiver. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY PROCEEDING UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

COMPANY:

By:	/s/ T. Hodge Walker
Name:	T. Hodge Walker
Title:	Chief Operating Officer

Signature Page to Motor Carrier Services Agreement

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

MOTOR CARRIER:

ENDEAVOR CRUDE, LLC

By:	/s/ Scott Taylor
Name:	Scott Taylor
Title:	President Endeavor Crude LLC

Signature Page to Motor Carrier Services Agreement

Exhibit A

Motor Carrier Minimum Requirements

The following are the minimum requirements with which Motor Carrier must comply to be considered and/or continue to be an authorized carrier hauling Product.

SCAC Code. Current SCAC code issued by National Motor Freight Traffic Association (NMFTA).

USDOT ID Number. Motor Carrier must have been issued a US DOT identification number, regardless of interstate/intrastate operations.

Satisfactory DOT Rating. If Motor Carrier fails to achieve and maintain a “Satisfactory’’ rating and is issued a “Conditional” rating, it may be placed on probation and possible removal as an approved Motor Carrier hereunder until a Satisfactory rating is obtained. If Motor Carrier is issued an “Unsatisfactory” rating, it will immediately, without any action necessary on the part of the Company, cease to be an approved Motor Carrier by Company and shall be immediately removed hereunder. ꞏ

Interstate Authority. A Motor Carrier operating in interstate deliveries must have operating authority issued by the Federal Highway Administration.

Hazardous Material Registration. A Motor Carrier transporting Hazardous Materials must obtain, maintain, and annually update, a certificate of registration from the US Department of Transportation. This form may also be considered an MCS-150.

State Authority. Motor Carrier must obtain, and maintain all necessary permits, registrations, and licenses as required by each individual state, city, county, and municipality in which it operates. Any violation, suspension, revocation, termination of these items, will deem the Motor Carrier unqualified to perform the Services hereunder.

Electronic Dispatch and Ticketing Equipment. Motor Carrier, at its own cost and expense, will equip and maintain electronic communications devices in each Vehicle and will equip and maintain a compatible printer in good working order as required by the Company.

Electronic Reports. Motor Carrier shall provide daily electronic reports for all loads informing transported volumes, origin pad, destination, and other information as required by the Company. Motor Carrier shall provide a summarized monthly electronic report for the loads taken from and to each location, including other information as required by the Company.

DOT Recordable Rate. Motor Carrier must maintain a recordable rate less than 1.5 per l,000,000 miles. If Motor Carrier fails to maintain a recordable rate lower than 1.5 per 1,000,000 miles, it may be placed on probation and possible removal as an approved Motor Carrier until a satisfactory rating less than 1.5 is obtained.

ISNet Tracking. Motor Carrier must maintain a passing grade in ISNet. Items scored as follows: safety culture questionnaire, safety statistics questionnaire, written program review, experience modifier documents, insurance, drug and alcohol status, DISA status, TPS alert status.

Exhibit “A” to Motor Carrier Services Agreement

Drug and Alcohol Policy. Motor Carrier must maintain a drug and alcohol testing policy in compliance with DOT regulations.

Carrier Financial Status. Motor Carrier must remain financially solvent and have the ability to meet its financial obligations. Company may remove Motor Carrier hereunder if it is in current bankruptcy proceedings or has shown to be in financial distress and, in Company’s opinion, is unable to meet its financial obligations.

If at any time the condition of the Motor Carrier, with regard to any of the above items, changes, Motor Carrier shall promptly provide Notice to Company of same. Upon receipt of such Notice by Company, the Parties will commence discussions regarding what steps will be taken, and what requirements must be met, by Motor Carrier for it to continue to provide Services to Company pursuant to this Agreement.

Failure by the Motor Carrier to satisfy the Motor Carrier Minimum Requirements as set forth in this Exhibit A shall be deemed to be a Material Default.

Exhibit “A” to Motor Carrier Services Agreement

Exhibit B

Management of Health, Safety and Environmental Protection

1.	Motor Carrier acknowledges that it is performing work hereunder solely as an independent contractor and not as an agent, servant or employee of Company. Subject only to the provisions of this Agreement and any facility rules of conduct applicable to Persons on the premises; it is the responsibility of the Motor Carrier to determine the personnel to perform work hereunder as well as how and when it should be performed.

2.	The Motor Carrier shall be responsible for providing its employees with a safe and healthful workplace and unless otherwise expressly required by Law, Company shall not assume responsibility for fulfilling any of Motor Cartier’s obligations to its employees. Without limitation, Motor Carrier shall be responsible for (i) the safety and health of its employees, representatives, and agents; (ii) abatement of conditions or practices which pose any actual or potential safety or health risk to any of its employees, representatives, or agents; and (iii) making decisions concerning the safety or health of same. Company and Motor Carrier agree that Motor Carrier reserves the right to and will safely discontinue work, at any time, should it or its employees determine that they are exposed to any safety or health risk. Such action on the part of the Motor Carrier will not constitute a breach of this Agreement.

3.	The Motor Carrier agrees that it will conduct a survey in order to identify safety and health hazards, work practices and conditions present at the location(s) where it intends to perform any Services pursuant to this Agreement. All such surveys will be completed and precautionary steps taken prior to the commencement of such work.

The Motor Carrier certifies that it will communicate these hazards to its employees and that all employees who may be exposed to these hazards have been trained to take all necessary measures to assure their safety and health.

The Motor Carrier further acknowledges that such hazards could lead to the serious injury or death of a worker. Because of the nature of these risks, the Motor Carrier agrees that it will use special precautions in limiting or eliminating the above risks.

The Motor Carrier agrees that it may be subject to Motor Cartier sanctions imposed by Company for not undertaking all steps necessary to limit or eliminate all risks occurring during the course and scope of the Services. Such special sanctions include, but are not limited to, termination of this Agreement and the reporting of Motor Carrier’s practices to its workers’ compensation carrier and to proper legal authorities.

4.	Motor Carrier shall work under conditions and pursuant to rules that are at least as protective of their safety and health as those governing Company employees. Prior to commencing the Services, Motor Carrier shall obtain from Company a copy of such rules in effect at the time and place such Services are to be performed.

5.	Motor Carrier shall be responsible for the safety education of its employees. Training shall comply with all Laws and shall be documented. As a minimum, the following items shall be included in Motor Carrier training when applicable to performance of Services:

a.	Supervisor safety training to assure that Motor Carrier management understands that safety is their first responsibility;

Exhibit “B” to Motor Carrier Services Agreement

b.	Orientation for Motor Carrier employees in Motor Carrier safety policies, safety manuals, first aid, CPR, accident reporting procedures, safety meeting participation, personal protective equipment, enforcement procedures; and a review of legal requirements for training;

c.	Emergency procedures training as outlined in 29 CFR 1910.120, as modified, amended or superseded (HAZWOPER). Training by qualified instructors as required;

d.	Safety meetings and accident prevention programs;

e.	Hazard communications training in accordance with 29 CFR 1910.47, as modified, amended or superseded, for general industry;

f.	Permit systems training to include applications to hot work and confined space;

g.	Lockout/tag-out training in accordance with 29 CFR 1910.147, as modified, amended or superseded;

h.	Vehicle safety training;

i.	Personal protective equipment training;

j.	Training for specific hazards of performance of the Services; and

k.	Blood borne pathogens training;

l.	Lead hazard training.

m.	Hydrogen sulfide (H2S) training in accordance with ANSl/ASSE Z390. l-2017

n.	Respiratory protection training in accordance with 29 CFR 1910.134

o.	Timely completion of annual Civitas subcontractor safety orientation and receipt of hard hat sticker

6.	Motor Carrier shall be responsible for the routine monitoring of its employees, agents and subcontractors to ensure safe work practices are being followed.

7.	Motor Carrier shall report to Company as follows:

a.	Motor Carrier shall provide immediate verbal notification of any emergency event and/or incident to Company; to include without limitation any accident, injury, release, spill, environmental incident or fire, occurring in connection with or arising from the performance of Services under this Agreement, or from any cause on Company premises;

b.	By the end of the next Business Day following the occurrence, Motor Carrier shall provide Company with a copy of Motor Carriers Employer’s First Report of Occupational Injury or Illness, or a comparable state form for the reporting of injuries and illnesses occurring at the work site;

c.	Motor Carrier shall provide a written report of any near misses or incidents that could have resulted in property damage or serious injury to Persons; and

d.	Motor Carrier shall provide a written recommendation when a work practice is identified that may result in property damage or injury to Persons unless a procedural change is made to correct the work practice.

8.	Prior to commencing any Services, Motor Carrier shall obtain from Company a copy of the emergency response plan appropriate to the area to which Motor Carrier’s employees may be assigned and Motor Carrier shall reflect such plan in the Motor Carrier’s health and safety work plans.

Exhibit “B” to Motor Carrier Services Agreement

9.	Motor Carrier shall maintain a record of new Motor Carrier employees, and documentation of training, occupational injuries, illnesses, and lost work days versus hours worked, and the number of safety meetings conducted, the percentage of Motor Carrier’s employees in attendance at such meetings, OSHA 300 Forms and First Aid log. Further, Motor Carrier shall maintain inspection and certification records regarding certain equipment and machines where required. These records shall also include a summary of medical or unexcused absences of more than five (5) Days (by employee name, reason for and length of absence). These documents shall be retained for at least five (5) years and shall be made available for auditing by Company in accordance with the terms and provisions of this Agreement.

10.	Motor Carrier shall provide and inspect all personal protective equipment for its employees. Motor Carriers employees, representatives and agents shall utilize or comply with the greater level of protection called for by either the Motor Carrier’s or Company’s safety plans and PPE guidelines at all times while in the performance of Services under this Agreement.

Exhibit “B” to Motor Carrier Services Agreement

Exhibit C

RIDER TO MOTOR CARRIER SERVICES AGREEMENT

Rider No: 1

Date: May 24, 2023

This Rider is executed pursuant to the terms and conditions of the Motor Carrier Services Agreement dated and effective as May 24, 2023 (the “Agreement”), by and between Bonanza Creek Energy Operating Company, LLC, Extraction Oil and Gas, Inc., Northwest Corridor Holdings, LLC, Axis Exploration, LLC, 7N, LLC, 8 North, LLC, Crestone Peak Resources Operating LLC, Civitas North, LLC, and HighPoint Operating Corporation (each, a “Company”) and Endeavor Crude LLC, a Texas limited liability company (“Motor Carrier”). All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Agreement.

Term: This Rider shall be effective for the Term as defined in Section 7.1 of the Agreement.

Scope: Company or its customers shall provide Motor Carrier with dispatch instructions no later than 5:00 p.m. MST on the Day prior to the Day the Product is to be loaded indicating the specific load point. Company or its designee will designate the unload destination points to Motor Carrier.

Origin(s): The Receipt Point more particularly described, in writing, upon the run ticket associated with each Product transfer.

Destination(s): The Delivery Point more particularly described, in writing, upon the run ticket associated with each Product transfer.

Motor Carrier Representative:	Trent Bischoff (303-895-4954)
Endeavor Crude, LLC
5220 Spring Val_ley Rd. Ste. LL20
Dallas, Texas 75254

Damon Sherrell (405-802-4847)
Endeavor Crude LLC
5220 Spring Valley Rd. Ste. LL20
Dallas, Texas 75254

Company Representatives:

Rate Schedule: For days when the Motor Carrier moves Product on behalf of Company, the rates and charges set forth in the attached Rate Schedules will apply for transportation of Product from various origin points to various destination points as request by Company. The following Schedules are attached hereto and by this reference are incorporated herein and made a part hereof of this Ride:

Schedule 1 – Rate Schedule

Schedule 2 – Accessorial Charges

Exhibit “C” to Motor Carrier Services Agreement

Executed by the duly authorized representatives of the Parties on the date shown with their respective signature.

COMPANY:		MOTOR CARRIER:

ENDEAVOR CRUDE, LLC

By:	/s/ T. Hodge Walker	By:	/s/ Scott Taylor
Name:	T. Hodge Walker	Name:	Scott Taylor
Title:	Chief Operating Officer	Title:	President Endeavor Crude LLC
Date:	May 25, 2023	Date:	5/23/2023

Exhibit “C” to Motor Carrier Services Agreement

Schedule 1

Rate Schedule to haul crude oil

Origins: State of Colorado

Mileage Bracket		Dollars per barrel
0	5	$1.13
5	10	$1.23
10	15	$1.36
15	20	$1.47
20	25	$1.58
25	30	$1.72
30	35	$1.83
35	40	$1.93
40	45	$2.08
45	50	$2.23
50	55	$2.33
55	60	$2.40
60	65	$2.55
65	70	$2.65
70	75	$2.75
75	80	$2.85
80	85	$2.99
85	90	$3.09
90	95	$3.25
95	100	$3.35

Schedule 1 to Motor Carrier Services Agreement

Schedule 2

Accessorial Charges

Rejected Load Fee	$125.00 per load

H2S Service Fee	$75.00 per hour

Chain Up Fee	$50.00

Detention Fee (Wait Time) - with 1 hour free	$100.00 per hour
(described as stuck in snow/mud on lease road or at wellsite; waiting on other trucks ahead at origin or destination point; waiting on a train to switch our rail cars)

Agreed Upon Rough Road Charge	$75.00 per load

Split Load Fee	$50.00

Truck and Pup Surcharge	$50.00 per load

Minimum Billable Load	185.00 barrels per load

Schedule 2 to Motor Carrier Services Agreement

Schedule 3

Fuel Surcharge

●	To combat the potential higher crude oil and diesel prices, Motor Carrier will add a Fuel Surcharge to the standard rates set in Schedule 1.

●	Such charge will be separately invoiced monthly based on the calendar monthly volumes (gross barrels) hauled for the Company and will be based on the Rocky Mountain PADD4 Diesel Prices, Calendar month average, that can be accessed at: https://www.eia.gov/dnav/pet/hist/LeafHandler.ashx?n=pet&s=emd_epd2d_pte_r40_dpg&f=m

Diesel Price ($ per Gallon)	Rates Increased (%)	Diesel Price ($ per Gallon)	Rates Increased (%)	Diesel Price ($ per Gallon)	Rates Increased (%)
4.00	0.5%	6.00	10.5%	8.00	20.5%
4.10	1.0%	6.10	11.0%	8.10	21.0%
4.20	1.5%	6.20	11.5%	8.20	21.5%
4.30	2.0%	6.30	12.0%	8.30	22.0%
4.40	2.5%	6.40	12.5%	8.40	22.5%
4.50	3.0%	6.50	13.0%	8.50	23.0%
4.60	3.5%	6.60	13.5%	8.60	23.5%
4.70	4.0%	6.70	14.0%	8.70	24.0%
4.80	4.5%	6.80	14.5%	8.80	24.5%
4.90	5.0%	6.90	15.0%	8.90	25.0%
5.00	5.5%	7.00	15.5%	9.00	25.5%
5.10	6.0%	7.10	16.0%	9.10	26.0%
5.20	6.5%	7.20	16.5%	9.20	26.5%
5.30	7.0%	7.30	17.0%	9.30	27.0%
5.40	7.5%	7.40	17.5%	9.40	27.5%
5.50	8.0%	7.50	18.0%	9.50	28.0%
5.60	8.5%	7.60	18.5%	9.60	28.5%
5.70	9.0%	7.70	19.0%	9.70	29.0%
5.80	9.5%	7.80	19.5%	9.80	29.5%
5.90	10.0%	7.90	20.0%	9.90	30.0%

Signature:

Email:	gstorm@civiresources.com

Schedule 3 to Motor Carrier Services Agreement